As filed with the Securities and Exchange Commission on November 21, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Deerfield Triarc Capital Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	20-2008622
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6250 N. River Road
Rosemont, Illinois 60018
(773) 380-1600
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Richard G. Smith
Senior Vice President and Chief Financial Officer
Deerfield Triarc Capital Corp.
6250 N. River Road
Rosemont, Illinois 60018
(773) 380-1600
(773) 380-1601 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copy to: Daniel M. LeBey, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)

Common Shares, $0.01 par value per share	14,896,818 shares	$15.08	$224,644,015	$24,037 (4)

(1)

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement serves as a post-effective amendment to Registration Statement No. 333-128294 on Form S-11. We will withdraw Registration Statement No. 333-128294 upon the effectiveness of this Registration Statement.

(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock which becomes issuable by reason of any stock dividend, stock split or similar transaction.

(3)	In accordance with Rule 457(c) under the Securities Act, the maximum aggregate offering price is estimated solely for purposes of determining the registration fee and is calculated based on the average of the high and low sales prices of the Registrant’s common stock on November 20, 2006, as reported by the New York Stock Exchange.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $45,964 previously paid by the Registrant in connection with the filing of Registration Statement No. 333-128294 has been offset against the filing fee payable with respect to this Registration Statement.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

          Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement serves as a post-effective amendment to Registration Statement No. 333-128294 on Form S-11, which we will withdraw upon the effectiveness of this registration statement on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2006

Deerfield Triarc Capital Corp.
14,896,818 Shares
Common Stock

          Deerfield Triarc Capital Corp. is a Maryland corporation that invests in real estate-related securities and various other asset classes. We are externally managed and advised by Deerfield Capital Management LLC, or Deerfield Capital, an SEC registered investment adviser and a wholly-owned subsidiary of Deerfield & Company LLC.

          This prospectus relates to the resale of up to 14,896,818 shares of common stock of Deerfield Triarc Capital Corp. that the selling stockholders named in this prospectus may offer for sale from time to time. The registration of these shares does not necessarily mean the selling stockholders will offer or sell all or any of these shares. We will not receive any of the proceeds from the sale of these shares, but will incur expenses in connection with the registration of these shares.

          The selling stockholders may from time to time offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined by the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

          We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2004, and we expect to continue to qualify as a REIT for federal income tax purposes for future taxable years.

          Our common stock is listed on the New York Stock Exchange under the symbol “DFR.” The last reported sale price on November 20, 2006 was $15.21 per share.

          Shares of our common stock are subject to ownership limitations that we must impose in order to qualify and maintain our status as a REIT. Generally, no person may own more than 7.7% in value or number of our shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

          You should carefully read and consider the “Risk Factors” in our periodic reports and other information that we may file from time to time with the Securities and Exchange Commission.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006

          You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference, is accurate only as of the date of the documents containing the information.

ABOUT THIS PROSPECTUS

          This prospectus is part of a shelf registration statement. The selling stockholders may sell, from time to time, in one or more offerings, the common stock described in this prospectus. This prospectus only provides you with a general description of the common stock the selling stockholders may offer. If required when the selling stockholders sell shares of common stock under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the common stock. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”

FORWARD LOOKING INFORMATION

          This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

          Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

CERTAIN DEFINITIONS

          Unless otherwise indicated, the terms “we,” “us,” “our” and “our company” refer to Deerfield Triarc Capital Corp.

ii

OUR COMPANY

          We are a diversified financial company formed in November 2004 to invest in real estate-related securities and various other asset classes. We elected, starting with our taxable year ended December 31, 2004, and we intend to continue to qualify, to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We completed our initial public offering in June 2005. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we invest opportunistically in financial assets to construct an investment portfolio that is leveraged where we deem appropriate to seek to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, as amended, or 1940 Act.

          Our targeted asset classes and the principal investments we make in each are as follows:

Asset Class		Principal Investments

Real Estate-Related Securities	•	Residential mortgage-backed securities, or RMBS
	•	Commercial mortgage-backed securities, or CMBS
Other Asset-backed Securities, or ABS	•	Collateralized debt obligations, or CDOs
	•	Consumer ABS
Bank Loans and Related Derivatives	•	Senior Secured and Unsecured Loans
	•	Credit Default Swaps on Senior Secured Loans
Leveraged Finance Instruments	•	Corporate Mezzanine Loans
	•	High Yield Corporate Bonds
	•	Distressed and Stressed Debt Securities
	•	Private Equity Investments

          In addition, we may invest opportunistically from time to time in other types of investments within Deerfield Capital’s core competencies, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

          Our corporate offices are located at 6250 N. River Road, Rosemont, Illinois 60018. Our telephone number is (773) 380-1600.

RISK FACTORS

          Before you invest in our common stock, you should carefully consider the risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated by reference, together with the other information incorporated by reference and the information included in this prospectus. If any of the risk events described in our Annual Report actually occurs, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

SUPPLEMENTAL RISK FACTORS

          If the deemed transfer of a portion of a loan to our trust is not respected, we could fail to qualify as a REIT.

          To avoid an inadvertent violation of certain of the asset tests applicable to REITs, we formed a trust. Upon an uncured violation of certain of those REIT asset tests, the asset or assets causing the violation are deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Pursuant to the terms of the trust, a portion of one of our loans was deemed transferred to the trust before the close of the second quarter of 2006. Although the IRS has issued a private letter ruling to another REIT approving the use of a similar trust, the IRS has not issued general guidance upon which we can rely that approves the use of such trusts to prevent an asset test violation. Accordingly, there can be no assurance that the IRS would respect the deemed transfer of the above referenced loan portion. If that deemed transfer was not respected and we were treated as violating a REIT asset test, we would not qualify as a REIT unless we demonstrated that the asset test violation was due to “reasonable cause” and paid a penalty tax.

USE OF PROCEEDS

          We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

SELLING SECURITY HOLDERS

          The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being offered by them. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

          The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of November __, 2006. To our knowledge, except as noted below, none of the selling stockholders has, since our inception, any material relationship with us or any of our affiliates other than as a result of the ownership of the shares covered by this prospectus. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us.

          Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

          Information concerning the selling stockholders may change from time to time, and any changed information that comes to our attention will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)

Allen, Christopher D.	2,000	2,000	0
Anderson, Richardson C.	10,000	10,000	0
Apfel, Michael(2)	19,143	19,143	0
Barbara Bishop Gollan Irrevocable Trust 1996(3)	3,000	3,000	0
Bardos, Laszlo and Carolyn Bardos	6,700	6,700	0
Benaroya Foundation(4)	56,500	56,500	0
Benjamin Kopin and Elizabeth Shapiro Kopin	1,000	1,000	0
Bernstein, Irwin	5,000	5,000	0
Berg, Paul	1,700	1,700	0
Bloomberg, Jeffrey C.	10,000	10,000	0
Caw Trust(5)	16,000	14,000	2,000	*
Cason Family LTD Partnership(6)	10,000	10,000	0
Clapp, Davis	5,000	5,000	0
Coburn, Marshall W.	6,500	6,500	0
Cohen, Michael and June	10,000	10,000	0
Cole Hersee Company(7)	30,000	30,000	0
Copper Mountain Investments Limited(8)	4,775,000	4,775,000	0
Cynthia P. Kendrick Trust DTD 1/30/04(9)	1,000	1,000	0
D.C.A. Grantor Trust(10)	10,000	10,000	0
Daroth Investors LLC(11)(12)	3,333	3,333	0
David L. Smith & Lynn H. Smith Irrevocable Trust dated 8/4/04(11)(13)	50,000	50,000	0

Debra Huber TTEE U/A 10/19/96 FBO Alyssa Nicole Huber(14)	6,700	6,700	0
Debra Huber TTEE U/A 10/19/96 FBO Braden R. Huber(14)	6,700	6,700	0
Debra Huber TTEE U/A 10/19/96 FBO Brock L. Huber(14)	6,700	6,700	0
Debra Huber TTEE U/A 10/19/96 FBO Davis C. Huber(14)	6,700	6,700	0
Debra Huber TTEE U/A 10/19/96 FBO Dalton Jamison Huber(14)	6,700	6,700	0
Deerfield Capital Management LLC(15)	406,278	406,278	0
Diana M. True Revocable Trust(16)	18,000	14,000	4,000	*
Doppler Investments, L.P.(17)	20,000	20,000	0
Dugan, Joseph T. and Lorraine E.	6,700	6,700	0
Elizabeth Bishop Deluca Irrevocable Trust 1996(3)	3,000	3,000	0
Farber, Stephen	2,000	2,000	0
Financial Trust Company, Inc.(18)	462,691	462,691	0
First Excelsior Income Notes, LLC(11)(19)	130,000	130,000	0
Fischer, Robert E.(20)	8,958	8,833	125	*
Friedfertig, Mark	19,300	12,000	7,300	*
G.P. Investments LLC(21)	7,000	7,000	0
Gallegos, Becky	18,000	14,000	4,000	*
Gamma Investment Subtrust(22)	11,000	7,000	4,000	*
Ganot Corporation(23)	133,333	133,333	0
Garden, Edward P.(24)	16,750	16,750	0
George Dunea Revocable Trust, dtd 6/2/78(25)	13,500	13,500	0
Gordon Brothers Group, LLC(26)	65,000	65,000	0
Greene, Richard	26,000	26,000	0
Gregory H. Sachs, as Trustee of the Gregory H. Sachs	83,500	33,500	50,000	*
Revocable Trust, Under Declaration of Trust Dated April 24, 1998, as Amended and Restated(27)
Gregory Schimkat Profit Sharing Trust(28)	6,700	6,700	0
Grien, Robert C.(29)	37,294	37,294	0
HRLD Limited Partnership Equity Account(30)	33,400	33,400	0
Hakim, Robert	3,400	3,400	0
Haller, John	6,700	6,700	0
Hatfield, Steven B. and Diana F. Hatfield	7,500	4,000	3,500	*
James D. Bishop 2002 Trust(3)	6,000	6,000	0
James D. Bishop Jr. Exempt Descendents Trust(3)	3,000	3,000	0
James J. Cunnane Revocable Trust DTD 6/15/94 as Restated 8/31/99 James J. Cunnane(31)	10,000	10,000	0
Joan Mutterperl Living Trust(32)	5,000	5,000	0
Johansson, Nils A.	16,500	16,500	0
John A. Harrison Revocable Trust DTD 11/07/03(33)	3,300	3,300	0
John C. Montalbano Trust DTD 10/21/97(34)	10,000	10,000	0
John K. Brinckerhoff Revocable Trust and	8,666	6,666	2,000	*
Laura R. Brinckerhoff Revocable Trust(35)(36)
Johns, Adrienne M.	3,300	3,300	0
Kadima Partners, LP(37)	400,000	400,000	0
Kelli Hurst Rev Trust(38)	11,000	7,000	4,000	*
Kendrick IV, T. Richard(11)(39)	5,000	5,000	0
Klurman, Sisel	66,667	66,667	0
Knecht, Luke D. and Jeanne Knecht(40)	6,666	6,666	0
Korn, Laurence	13,400	13,400	0
Krasovec, Frank P.	22,000	14,000	8,000	*
Kuuskraa, Vello A. and Jane M. Kuuskraa	10,000	10,000	0
IRA FBO Vello A. Kuuskraa DB Securities Inc Custodian DTD 1/17/03	20,000	20,000	0
Lee, Frank Don	6,700	6,700	0
Linda Fotiu Irrevocable Trust 1996(3)	3,000	3,000	0
Liu, Sandra	2,000	2,000	0

Lois B. Siegel Trust(41)	7,000	7,000	0
M. Raubvogel Co. Inc. Trust(42)	40,000	40,000	0
Machinist, Robert B.(43)	5,500	5,500	0
Marilynn E. Tomasz Trust(44)	8,333	8,333	0
Mehta Living Trust(45)	13,000	13,000	0
Michael Tomasz Revocable Trust(46)	3,266	3,266	0
Miles L. Suleman Trust(47)	5,000	5,000	0
Mills, Charles N.	16,500	16,500	0
Moore, Craig and Karen	7,000	7,000	0
Morando, Marta	6,700	6,700	0
Mulkey, Ken	10,000	7,000	3,000	*
Nathaniel Saal Trust(48)	17,000	17,000	0
Nettesheim, Werner	15,000	15,000	0
Newton, Rosser C.(11)	6,500	6,500	0
Opalka, Chester J. and Karen A.	6,700	6,700	0
PACO(49)	200,333	200,333	0
Parmelee, James P.	20,000	20,000	0
Pillor, David M. and Renee M.	13,400	13,400	0
Pohanka, Geoffrey P.	13,300	13,300	0
Rabinovich, Stan	10,000	10,000	0
Redbird Industrial Park LP(50)	2,000	2,000	0
Regan, Richard	7,000	7,000	0
Rivera, Renato and Erlinda Rivera JTWROS	21,600	21,600	0
Roberta Feinstein Trust(51)	2,000	2,000	0
Roberts, Scott A.(52)	53,000	33,000	20,000	*
Ron, Alexander/Suzanne Ron Custodian FBO(53)	2,000	2,000	0
Ron, Avishai	24,300	24,300	0
Ron, Daniel/Suzanne Ron Custodian FBO(53)	2,000	2,000	0
Rothschild, Peter(11)(54)	5,500	5,500	0
Rubin, Howard(55)	5,500	5,500	0
Rushmore Investments, Ltd.(56)	4,255,400	3,880,000	375,400	*
Salem Realty Capital PSP(57)	3,800	1,800	2,000	*
Samuel Aba and Sisel Klurman Foundation, Inc.(23)	133,333	133,333	0
Schell, Theodore H.	13,333	13,333	0
Schoenbaum Revocable Trust(58)	7,000	7,000	0
Schorr, Brian L.(59)	5,000	5,000	0
Silbert Marital Trust(60)	25,000	25,000	0
Sliter, Don	33,900	33,000	900	*
Spencer, John B. and Haden S.	15,000	10,000	5,000	*
Stewart, Charles K.	16,500	16,500	0
Stifel, Nicolaus & Company, Incorporated(61)(62)	10,000	10,000	0
Suleman Family 2001 Trust(63)	5,000	5,000	0
Sullivan, Michael and Jill JTTEN	20,000	20,000	0
TIAA-CREF Institutional Real Estate Securities Fund(11)(64)	175,000	175,000	0
TIAA-CREF Life Real Estate Securities Fund(11)(64)	25,000	25,000	0
Tamsin O. Clapp Revocable Living Trust(65)	10,000	10,000	0
Theresa M. Provenzano Revocable Trust DTD 9/8/00 (66)	5,000	5,000	0
Third Albany Income Notes, LLC(11)(67)	330,000	330,000	0
Timken Living Trust U/A/D 9/14/99(68)	83,700	83,700	0
Trevor F. Suleman Trust(48)	5,000	5,000	0
Triarc Deerfield Holdings, LLC(69)	1,000,000	1,000,000	0
Trutter, Jonathan W.(70)	27,666	6,666	21,000	*
Unter, Terence	6,700	6,700	0
Wagner, Robert K.	5,000	5,000	0
IRA FBO Walker, John R.	8,500	3,500	5,000	*
West, George	14,000	14,000	0
William & Claire Dart Foundation(71)	2,173,600	1,345,000	828,600	1.6%
Wilson, Bradley and Marcella	5,000	5,000	0

IRA FBO Wilson, Leonard	7,000	7,000	0
Wohlgemuth, Honora W.	6,700	6,700	0
Woodson Family Trust(72)	20,000	20,000	0
Yohay, Norman	2,500	2,500	0

Total	16,246,643	14,896,818	1,349,825

*	Holdings represent less than 1% of shares outstanding after resale.

(1) Assumes that each named selling stockholder sells all of the shares of our common stock it holds that is covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

(2) Mr. Apfel is a managing director of our manager.

(3) J. Ferd Convery, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(4) Larry R. Benaroya has voting and investment power over the shares that this selling stockholder beneficially owns.

(5) Mark Wilson, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(6) William A. Cason, partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(7) Donald L. Mayer and Steven D. Mayer, both of whom are vice president, assistant treasurer, and shareholders of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(8) James Lammers, William Myers, Kevin Fox, Lynn Rambo, and Helen Seczney share investment power over the shares that this selling stockholder beneficially owns. Mr. Lammers has voting authority over the shares that this selling stockholder beneficially owns.

(9) Thomas R. Kendrick IV, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(10) Allan H. Applestein, managing trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(11) The selling stockholder identified itself as an affiliate of a broker-dealer. This selling stockholder has represented to us that (a) the shares of our common stock shown above as being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business, and (b) at the time of such purchase, such selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(12) Laura J. Rothschild, manager of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns. Peter Rothschild, a member of the selling stockholder and the husband of the manager, is one of our directors.

(13) Thomas E. Urbelis, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(14) Debra Huber, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(15) The selling stockholder is our manager. Nelson Peltz, Peter May, Edward Garden, Gregory Sachs and Scott Roberts may be deemed to have voting or investment power over the shares that this selling stockholder beneficially owns. They are the directors of the selling stockholder and of Deerfield & Company LLC, or D&C, which is the sole owner of the selling stockholder. Mr. Peltz and Mr. May are also significant stockholders of Triarc Companies, Inc., which indirectly owns a majority interest in the selling stockholder. Mr. Sachs also indirectly owns a significant interest in the selling stockholder and is chairman and chief executive officer of the selling stockholder and D&C and a director of Triarc Companies, Inc. Mr. Roberts is also President of the selling stockholder and D&C.

(16) Diana True, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(17) David F. Griffith, president of the selling stockholder, Steve P. Foerster, vice president of the selling stockholder, Ted W. Strickland, vice president and chief investment officer of the selling stockholder, and Garry Hills, assistant secretary of the selling stockholder, each have voting and investment power over the shares that this selling stockholder beneficially owns.

(18) Jeffrey E. Epstein, sole stockholder, president and chairman of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(19) David L. Smith, managing director of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(20) Mr. Fischer is a member of our board of directors.

(21) Geoff Pierce, manager of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(22) Adrian Crosbie-Jones, Peter Evans, and Bruno Roberts, executive directors of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(23) Sisel Klurman, president of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(24) Mr. Garden is a member of the board of directors of our manager.

(25) George Dunea, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(26) Alan R. Goldstein, chief financial officer and manager of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(27) Mr. Sachs is a member of our board of directors and the chairman and chief executive officer of our manager.

(28) Gregory Schimkat, trustee of the selling stockholder, has voting and investment power of the shares that this selling stockholder beneficially owns.

(29) Mr. Grien serves as our president.

(30) David Huber has voting and investment power over the shares that this selling stockholder beneficially owns.

(31) James Cunnane, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(32) Robert Mutterperl and Joan Mutterperl, trustees of the selling stockholder, have voting and investment power over the shares that this selling stockholder beneficially owns.

(33) John A. Harrison and Susan S. Harrison, trustees of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(34) John C. Montalbano, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(35) John K. Brinckerhoff and Laura R. Brinckerhoff, trustees of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(36) Mr. Brinckerhoff is a managing director of our manager.

(37) Richard E. Carlson, John A. Ciccarone and W. Scott Campbell, officers of Brandywine Managers, LLC, the general partner of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(38) Stephen Hurst and Kelli Hurst, trustees of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(39) This selling stockholder is senior vice president of Stifel, Nicolaus & Co., Inc., an underwriter in our private offering and in our IPO.

(40) Mr. Knecht is the chief risk officer and chief operating officer of our manager.

(41) Lois B. Siegel, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(42) Jay Raubvogel, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(43) Mr. Machinist is a member of our board of directors.

(44) Marilynn Tomasz, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(45) Shailesh J. Mehta, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(46) Michael Tomasz, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(47) Remtula Suleman, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(48) Nathaniel Saal, trustee of the selling stockholder, and Carol Saal, a person who holds a power of attorney, share voting and investment power over the shares that this selling stockholder beneficially owns.

(49) Michael R. Milken has voting and investment power over the shares that this selling stockholder beneficially owns.

(50) Robert L. Jensen, partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(51) Roberta Feinstein, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(52) Mr. Roberts is the president of our manager.

(53) Suzanne Ron has voting and investment power over the shares that this selling stockholder beneficially owns.

(54) Mr. Rothschild is a member of our board of directors.

(55) Mr. Rubin is a member of our board of directors.

(56) James Lammers, William Myers, Kevin Fox, Lynn Rambo and Helen Seczney have shared investment power over the shares that this selling stockholder beneficially owns. James Lammers has voting authority over the shares that this selling stockholder beneficially owns.

(57) Andrew Sternlieb, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(58) Jeff and Sue Schoenbaum, trustees of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(59) Mr. Schorr is an officer of Triarc Companies, Inc.

(60) Dolores S. Silbert, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(61) The selling stockholder was an underwriter of our IPO.

(62) The selling stockholder identified itself as a registered broker-dealer. To our knowledge, the shares of our common stock shown above as being offered by such selling stockholder were not obtained as compensation for services. Accordingly, such selling stockholder will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(63) Patricia Stratford, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(64) Hans Erickson and Drew Collins share voting and investment power over the shares that this selling stockholder beneficially owns.

(65) Tamsin O. Clapp, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(66) Albert J. Provenzano, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(67) David L. Smith, managing director of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(68) William R. Timken and Judith P. Timken, trustees of the selling stockholder, and Diane L. Larson, an authorized person of the selling stockholder, share voting and investment power over the shares that this selling stockholder beneficially owns.

(69) The selling stockholder is a wholly-owned subsidiary of Triarc Companies, Inc., or Triarc. Nelson Peltz and Peter May are each an officer, director and significant stockholder of Triarc and may be deemed to have voting or investment power over the shares that this selling stockholder beneficially owns. The selling stockholder is an affiliate of our manager as Triarc also indirectly owns a majority interest in our manager. Mr. Peltz is the chairman of our board of directors and a director of our manager. Mr. May is a member of our Investment Committee and is also a director of our manager.

(70) Mr. Trutter is a member of our board of directors and our chief executive officer. He is also the chief investment officer and a managing director of our manager.

(71) Kenneth B. Dart has voting and investment power over the shares that this selling stockholder beneficially owns.

(72) Jim L. Woodson, trustee of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

PLAN OF DISTRIBUTION

          We are registering the resale from time to time of the shares of common stock offered by this prospectus. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

          The sale of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by direct sales to purchasers or by sales to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the New York Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.

          The shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.

          The shares of common stock may be sold in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•

block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules of the National Association of Securities Dealers, Inc. or stock exchange;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.

          In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

          The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis, and underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

          The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

          The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.

          From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

          In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

          The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with the sale or transfer of shares of our common stock offered hereby with respect to written information furnished to us by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

          The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporate Law and our charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Available Information.”

General

          Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of September 30, 2006, 51,708,181 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, or board, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

          All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

          Our charter authorizes our board to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

          We believe that the power of our board to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

          In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

          Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter and certain board resolutions provide that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Our board, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board such representations, covenants and undertakings as our board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT. From time to time, our board has exempted shareholders from the ownership restrictions. For example, at the time of our December 2004 private offering, our board exempted Triarc and its affiliates (including Deerfield Capital) from the ownership limits. Our board has also exempted from the ownership limit Robert C. Dart and two entities, Copper Mountain Investments Limited and Rushmore Investments Ltd., controlled by Mr. Dart. The exemptions provide that Copper Mountain Investments Limited. and Rushmore Investments Ltd. may each own up to 9.25% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock and that Robert C. Dart, through his direct and indirect ownership of those entities, may own up to 18.50% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock. In connection with granting those exemptions, our board obtained representations from each shareholder seeking the exemption regarding its ownership and obtained opinions of counsel that granting the exemptions would not prevent us from qualifying as a REIT.

          Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (a) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (b) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

          Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (b) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

          Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

          The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

          The persons who purchased shares of our common stock in our December 2004 private offering and their transferees, and certain other holders of our common stock, were entitled to the benefits of a registration rights agreement. Pursuant to this agreement, we have maintained the effectiveness, subject to certain black-outs, of a resale shelf registration statement on Form S-11, File No. 333-128294, providing for the resale of the shares of common stock held by those holders who elected to include their common stock in the registration statement. Pursuant to Rule 429 of the Securities Act, this registration statement on Form S-3 serves as a post-effective amendment to our resale shelf registration statement on Form S-11, File No. 333-128294. We will withdraw Registration Statement No. 333-128294 upon the effectiveness of this registration statement on Form S-3.

          A holder that sells our common stock pursuant to a registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the next paragraph.

          The shares being registered for resale under this registration statement consist of shares of common stock that were registered under the previous resale shelf registration statement and that have not been sold, plus certain other shares of our common stock.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE OF SECURITIES

          We can issue securities, including the common shares covered by this prospectus, in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have common shares registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those common shares. These persons are the legal holders of the common shares. We refer to those persons who, indirectly through others, own beneficial interests in common shares that are not registered in their own names, as “indirect holders” of those common shares. As we discuss below, indirect holders are not legal holders, and investors in common shares issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

          We may issue securities, including the common shares covered by this prospectus, in book-entry form only, as we will specify in the applicable prospectus supplement. This means common shares may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the common shares on behalf of themselves or their customers.

          Only the person in whose name a security is registered is recognized as the holder of that security. Common shares issued in global form will be registered in the name of the depositary or its participants. Consequently, for common shares issued in global form, we will recognize only the depositary as the holder of the common shares, and we will make all payments on the common shares to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the common shares.

          As a result, investors in a book-entry security will not own common shares directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the common shares are issued in global form, investors will be indirect holders, and not holders, of the common shares.

Street Name Holders

          We may terminate a global security or issue common shares in non-global form. In these cases, investors may choose to hold their common shares in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those common shares through an account he or she maintains at that institution.

          For common shares held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the common shares are registered as the holders of those common shares, and we will make all payments on those common shares to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold common shares in street name will be indirect holders, not holders, of those common shares.

Legal Holders

          Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the common shares. We do not have obligations to investors who hold beneficial interests in our common shares, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of our common shares or has no choice because we are issuing the common shares only in global form.

          For example, once we make a payment or give a notice to the holder of our common shares, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. In such an event, we would seek approval only from the holders, and not the indirect holders, of the common shares. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

          If you hold common shares through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you common shares registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the common shares if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the common shares are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

          A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

          Common shares issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all common shares issued in book-entry form.

          A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all common shares represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose common shares are represented by a global security will not be a holder of the common shares, but only an indirect holder of a beneficial interest in the global security.

          If the prospectus supplement for our common shares indicates that the common shares will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the common shares through another book-entry clearing system or decide that the common shares may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

          As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of common shares and instead deal only with the depositary that holds the global security.

          If common shares are issued only in the form of a global security, an investor should be aware of the following:

•

The investor cannot cause the common shares to be registered in the investor’s name, and cannot obtain non-global certificates for the investor’s interest in the common shares, except in the special situations we describe below;

•

The investor will be an indirect holder and must look to the investor’s own bank or broker for payments on the common shares and protection of his or her legal rights relating to the common shares, as we describe under “— Street Name Holders” above;

•	The investor may not be able to sell interests in the common shares to some insurance companies and to other institutions that are required by law to own their common shares in non-book-entry form;

•

The investor may not be able to pledge the investor’s interest in a global security in circumstances where certificates representing the common shares must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to the investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system to use immediately available funds, and the investor’s broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which the investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the common shares. There may be more than one financial intermediary in the chain of ownership for the investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

          In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold common shares directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in common shares transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

          The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to common shares represented by that global security and has not been cured or waived.

          The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of common shares covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

          This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below).

          The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

          We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

          We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

          In connection with the filing of this registration statement, Hunton & Williams LLP will render an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2004 and December 31, 2005, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2006 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion will be based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS, or any court. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

          As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by Deerfield Triarc TRS Holdings, Inc., our domestic TRS, will be subject to regular corporate income tax. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

          While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

	•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

	•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•

In the event of a failure of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identified such failure and file with the IRS a schedule describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

	•	85% of our REIT ordinary income for the year,

	•	95% of our REIT capital gain net income for the year, and

	•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

	•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•

If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools.” A “disqualified organization” includes:

	•	the United States;

	•	any state or political subdivision of the United States;

	•	any foreign government;

	•	any international organization;

	•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

	•	any rural electrical or telephone cooperative.

We do not currently hold, and do not intend to hold, REMIC residual interests or equity interests in taxable mortgage pools.

          In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, domestic TRSs, such as Deerfield Triarc TRS Holdings, Inc., will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

          A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

          We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Shares—Restrictions on Ownership and Transfer.”

          If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

          In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

          Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

          Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

          Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

          We have elected to treat Deerfield Triarc TRS Holdings, Inc., or TRS Holdings, as a TRS. As a domestic TRS, TRS Holdings is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that TRS Holdings is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by TRS Holdings to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from TRS Holdings, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.” Currently, we anticipate that TRS Holdings will continue to retain its after-tax income subject to our compliance with the 20% asset test.

          We have also made TRS elections for Market Square CLO Ltd., or Market Square, and Deerfield Triarc TRS (Bahamas), Ltd. or TRS Bahamas. Market Square is the issuer in one of our CDO securitizations, and we anticipate that we will likely make TRS elections with respect to certain other entities that issue equity interests to us pursuant to CDO securitizations. TRS Bahamas was formed so we could make alternative investments through an offshore entity. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income on an annual basis their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Market Square is organized as a Cayman Islands company, TRS Bahamas is organized as a Bahamian international business corporation, and they will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. We anticipate that any CDO vehicles in which we invest and with respect to which we jointly make a TRS election will also be organized as a Cayman Islands company and will be subject to similar tax treatment. Therefore, despite the TRS status of Market Square, TRS Bahamas and any future TRS CDO investment vehicle, such entities would generally not be subject to corporate income tax on their earnings. However, we will likely be required to include in our income, on an annual basis, the earnings of such TRSs, regardless of whether those earnings are actually distributed to us. This could affect our ability to comply with the REIT income tests and distribution requirement.

          The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

          Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

          We do not currently intend to make investments or enter into financing and securitization transactions that give rise to our being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool, but has indicated that it will issue regulation on that issue in the future.

          A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

          Recently issued IRS guidance indicates that our excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. A stockholder’s share of excess inclusion income (a) would not be allowed to be offset by any losses otherwise available to the stockholder, (b) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (c) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” and “—Taxation of Non-U.S. Stockholders.” To the extent that excess inclusion income is allocated from a taxable mortgage pool to “disqualified organizations” (see “—Taxation of Our Company”) that hold our stock in record name, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). To the extent that our common stock owned by “disqualified organizations” is held in street name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our common stock will be subject to tax at the highest corporate tax rate on excess inclusion income allocated to their record name owners that are disqualified organizations. Tax-exempt investors, foreign investors, and taxpayers with net operating losses regulated investment companies, pass-through entities and broker/dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

          If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

          We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

          Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our non-qualifying income, and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

          Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

          If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

          The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. However, many of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

          Fee Income. We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, such as TRS Holdings, will not be included for purposes of the gross income tests.

          Dividends. Our share of any dividends received from any corporation (including TRS Holdings, and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We have been advised by counsel that certain income inclusions received with respect to Market Square, TRS Bahamas and our other contemplated equity investments in CDOs that elect to be TRSs will be treated as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or could fail to qualify as a REIT. See “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

          Rents from Real Property. We currently do not hold, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

          Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but will be treated as non-qualifying income for purposes of the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

          Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

          We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for the purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying assets or engaging in CDO transactions, through Deerfield Triarc TRS Holdings, Inc. or one of our other TRSs. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities will be subject to full corporate income tax.

          Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

          Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

          To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

          Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

          Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

          Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

          Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

          For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

• a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

          We hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we hold may not meet all of the requirements for reliance on this safe harbor.

          We believe that the mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test and that our mortgage loans are qualifying assets. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will own and acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. The value of our investment in TRSs is significantly less than 20% of the value of our total assets.

          We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

          In the event that we violate the 5% asset test and the 10% vote or value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (a) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (b) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a failure of any of the asset tests (other than a de minimis failure described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (c) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure (d) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (e) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

          To avoid an inadvertent violation of the 5% test or the 10% vote or value test described above, we formed a trust the sole beneficiary of which is TRS Holdings, our domestic TRSs. Upon an uncured violation of the 5% test or the 10% vote or value test described above, the asset or assets causing the violation will be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on TRS Holdings’s tax returns and would be subject to federal, state and local income tax. Pursuant to the terms of the trust, a portion of one of our loans, which did not clearly qualify as “straight debt,” was deemed to be transferred to the trust before the end of the second quarter of 2006 to prevent us from owning more than 10% of the value of the issuer’s outstanding securities. The IRS has issued a private letter ruling to another REIT approving the use of a similar trust, but has not issued general guidance upon which we can rely that approves the use of such trusts to prevent an asset test violation. Accordingly, there can be no complete assurance that the IRS would respect the deemed transfer of the above referenced loan portion or any future deemed transfer. If such a deemed transfer was not respected and we were treated as violating a REIT asset test, we would not qualify as a REIT unless we satisfied the requirements of the non-de minimis REIT saving clause described in the preceding paragraph. For a discussion of the consequence of our failing to qualify as a REIT, see “—Failure to Qualify” below.

          We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisitions of assets to ensure that we continue to comply with those requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

          Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January or the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

          We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

          We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

          It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

          Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

          Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

          We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

          If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

          If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

          The term U.S. stockholder means a holder of our common stock that, for U. S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

          If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

          As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by non-corporate taxpayers is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, 35%. Qualified dividend income generally includes dividends paid to individuals and non-corporate trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as any domestic TRSs, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

          A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

          A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

          Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

          We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

          Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

          In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

          A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals and non-corporate trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

          We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

          A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

	•	one pension trust owns more than 25% of the value of our stock; or

	•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

          The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

          A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a United States real property interest, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

          A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

          For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a “United States real property interest” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interest” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term “United States real property interest” does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, if our common stock continues to be regularly traded on an established securities market in the United States capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the one-year period preceding the date of the distribution. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

          In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Because our common stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA is available, even if we do not qualify as a domestically-controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•

our common stock continues to be treated as being regularly traded under applicable Treasury regulations on an established securities market in the United States, such as the New York Stock Exchange; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

          If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

•

non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

          Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

          We or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

LEGAL MATTERS

          Certain legal matters in connection with this offering will be passed on for us by Hunton & Williams LLP.

EXPERTS

          The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOW TO OBTAIN MORE INFORMATION

          We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., Room 1580, 20549). Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: “DFR”) is listed.

INCORPORATION OF INFORMATION FILED WITH THE SEC

          The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to completion of the offering of common shares described in this prospectus.

          We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2005 filed March 17, 2006;

•	Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders filed April 21, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed November 14, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 14, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 15, 2006;

•	Current Report on Form 8-K, filed November 15, 2006;

•	Current Report on Form 8-K, filed November 1, 2006;

•	Current Report on Form 8-K, filed October 4, 2006;

•	Current Report on Form 8-K, filed September 27, 2006;

•	Current Report on Form 8-K, filed August 15, 2006;

•	Current Report on Form 8-K, filed August 7, 2006;

•	Current Report on Form 8-K, filed May 15, 2006;

•	Current Report on Form 8-K, filed March 21, 2006; and

•	Current Report on Form 8-K, filed March 2, 2006.

          We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the common shares we offer with this prospectus and any applicable supplement.

          You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Deerfield Triarc Capital Corp., 6250 N. River Road, Rosemont, Illinois 60018. Our telephone number is (773) 380-1600.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common shares being registered. All amounts are estimates.

Amount to be Paid

SEC registration fee	$ 0
Printing and mailing expenses	$ *
Legal fees and expenses	$ *
Accounting fees and expenses	$ *
Miscellaneous	$ *
Total	$ *

*To be filed by amendment.

Item 15. Indemnification of Officers and Directors.

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16. Exhibits.

Exhibit Number	Description

4.01	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.[1]

4.02	Junior Subordinated Indenture between Deerfield Triarc Capital LLC and JP Morgan Chase Bank, dated August 2, 2006.[2]

4.03

Amended and Restated Trust Agreement among Deerfield Triarc Capital LLC, JP Morgan Chase Bank, National Association, Chase Bank USA, National Association and the Administrative Trustees named therein, dated August 2, 2006.[2]

4.04	Junior Subordinated Indenture between Deerfield Triarc Capital LLC and The Bank of New York Trust Company, dated October 27, 2006.[3]

4.05	Amended and Restated Trust Agreement among Deerfield Triarc Capital LLC, The Bank of New York Trust Company, and the Administrative Trustees named therein, dated October 27, 2006.[3]

5.01	Opinion of Hunton & Williams LLP as to legality of the securities being issued.**

8.01	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.**

23.01	Consent of Hunton & Williams LLP (included in Exhibit 5.1).**

23.02	Consent of Deloitte & Touche LLP.*

24.01	Power of Attorney (included on Signature Page).

*	Filed herewith.

**	To be filed by amendment.

[1]	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC (File No. 333-123762).

[2]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2006.

[3]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2006.

Item 17. Undertakings.

               The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)

that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosemont, Illinois on November 21, 2006.

DEERFIELD TRIARC CAPITAL CORP.

By:	/s/ Jonathan W. Trutter

Name: Jonathan W. Trutter
Title: Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan W. Trutter his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nelson Peltz

Nelson Peltz	Chairman and Director	November 21, 2006

/s/ Jonathan W. Trutter

Jonathan W. Trutter	Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2006

/s/ Richard G. Smith

Richard G. Smith	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2006

/s/ Gregory H. Sachs

Gregory H. Sachs	Director	November 21, 2006

/s/ Robert E. Fischer

Robert E. Fischer	Director	November 21, 2006

Robert B. Machinist

Robert B. Machinist	Director	November 21, 2006

/s/ Peter Rothschild

Peter Rothschild	Director	November 21, 2006

/s/ Howard Rubin

Howard Rubin	Director	November 21, 2006

EXHIBIT INDEX

Exhibit Number	Description

4.01	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.[1]

4.02	Junior Subordinated Indenture between Deerfield Triarc Capital LLC and JP Morgan Chase Bank, dated August 2, 2006.[2]

4.03

Amended and Restated Trust Agreement among Deerfield Triarc Capital LLC, JP Morgan Chase Bank, National Association, Chase Bank USA, National Association and the Administrative Trustees named therein, dated August 2, 2006.[2]

4.04	Junior Subordinated Indenture between Deerfield Triarc Capital LLC and The Bank of New York Trust Company, dated October 27, 2006.[3]

4.05	Amended and Restated Trust Agreement among Deerfield Triarc Capital LLC, The Bank of New York Trust Company, and the Administrative Trustees named therein, dated October 27, 2006.[3]

5.01	Opinion of Hunton & Williams LLP as to legality of the securities being issued.**

8.01	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.**

23.01	Consent of Hunton & Williams LLP (included in Exhibit 5.1).**

23.02	Consent of Deloitte & Touche LLP.*

24.01	Power of Attorney (included on Signature Page).

*	Filed herewith.

**	To be filed by amendment.

[1]	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC (File No. 333-123762).

[2]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2006.

[3]	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on November 1, 2006.